UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Westamerica Bancorporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1108 Fifth Avenue

San Rafael, California 94901

March 14, 2008

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Westamerica Bancorporation. It will be held at 11:00 a.m. Pacific Time on Thursday, April 24, 2008, at the Fairfield Center for Creative Arts, 1035 West Texas Street, Fairfield, California as stated in the formal notice accompanying this letter. We hope you will plan to attend.

At the Annual Meeting, the Shareholders will be asked to elect Directors and to conduct any other business that properly comes before the Annual Meeting.

In order to ensure your shares are voted at the Annual Meeting, you can vote through the Internet, by telephone or by mail. Instructions regarding Internet and telephone voting are included on the Proxy Card. If you elect to vote by mail, please sign, date and return the Proxy Card in the accompanying postage-paid envelope. The Proxy Statement explains more about voting. If you attend the Annual Meeting, you may vote in person even though you previously voted your proxy.

We look forward to seeing you at the Annual Meeting on Thursday, April 24, 2008, at the Fairfield Center for Creative Arts.

Sincerely,

David L. Payne
Chairman of the Board, President and Chief Executive Officer

WESTAMERICA BANCORPORATION

1108 Fifth Avenue

San Rafael, California 94901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time

Thursday, April 24, 2008, at 11:00 a.m. Pacific Time

Place

Fairfield Center for Creative Arts, 1035 West Texas Street, Fairfield, California

Items of Business

1. To elect nine Directors to serve until the 2009 Annual Meeting of Shareholders; and

2. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements.

Who Can Vote?

Shareholders of record at the close of business on February 25, 2008 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Admission to the Meeting

Admission to the Meeting will require a ticket. If you are a Shareholder of record and plan to attend, please check the appropriate box on the Proxy Card and an admission ticket will be mailed to you. If you are a Shareholder whose shares are held through an intermediary, such as a bank or broker, and you plan to attend, please request a ticket by writing to the Shareholder Relations Department A-2B, Westamerica Bancorporation, P.O. Box 1250, Suisun City, California 94585-1250. Evidence of your ownership, which you can obtain from your bank, broker or other intermediary, must accompany your letter.

Annual Report

Westamerica Bancorporation’s Annual Report on Form 10-K (“Annual Report”) to Shareholders for the fiscal year ended December 31, 2007 is enclosed. The Annual Report contains financial and other information about the activities of Westamerica Bancorporation, but does not constitute a part of the proxy soliciting materials.

BY ORDER OF THE BOARD OF DIRECTORS

Kris Irvine
VP/Corporate Secretary

Dated: March 14, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING BEING HELD ON THURSDAY, APRIL 24, 2008. THE PROXY STATEMENT

AND ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT:

WWW.WESTAMERICA.COM/INVESTOR_RELATIONS/INDEX.HTML

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY, OR VOTE BY TELEPHONE OR THE INTERNET USING THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT, SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

WESTAMERICA BANCORPORATION

1108 Fifth Avenue

San Rafael, California 94901

PROXY STATEMENT

March 14, 2008

GENERAL

This Proxy Statement and the accompanying Proxy Card are being mailed to Shareholders of Westamerica Bancorporation (“Westamerica” or the “Corporation”) beginning on or about March 14, 2008. The Westamerica Board of Directors is soliciting proxies to be used at the 2008 Annual Meeting of Westamerica Shareholders, which will be held at 11:00 a.m. Pacific Time, Thursday, April 24, 2008, or at any adjournment or postponement of the Meeting. Proxies are solicited to give all Shareholders of record (“Record Holder”) an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted on at the Annual Meeting.

Voting Information

Who Can Vote. You are entitled to vote if you were a Record Holder of Westamerica common stock as of the close of business on February 25, 2008. Your shares can be voted at the Meeting only if you are present or represented by a valid proxy. If your shares of common stock are held by a bank, broker or other nominee in “street name,” you are a “beneficial owner” and will receive voting instructions from the bank, broker or other nominee (including instructions, if any, on how to vote by telephone or through the Internet). You must follow these instructions in order to have your shares voted.

Voting In Person at the Meeting. To be able to vote in person at the Annual Meeting, beneficial owners must obtain and bring to the Annual Meeting a legal proxy from the institution that holds your shares, indicating that you were the beneficial owner of the shares on February 25, 2008, the Record Date for voting.

Proxy Card. The Board has designated Arthur C. Latno, Jr., Ronald A. Nelson and Edward B. Sylvester to serve as Proxies for the Annual Meeting. As Proxies, they will vote the shares represented by proxies at the Annual Meeting. If you sign, date and return your Proxy Card but do not specify how to vote your shares, they will be voted by the Proxies in favor of the election of all of the Director nominees. The Proxies will also have discretionary authority to vote in accordance with their judgment on any other matter that may properly come before the Meeting that we did not have notice of by February 3, 2008.

Quorum and Shares Outstanding. A quorum, which is a majority of the total shares outstanding as of the Record Date, must be present to hold the Meeting. A quorum is calculated based on the number of shares represented by Shareholders attending in person or by proxy. On February 25, 2008, 28,890,389 shares of Westamerica common stock were outstanding. We also count broker non-votes, which we describe below, as shares present or represented at the Meeting for the purpose of determining whether a quorum exists.

Required Votes – Election of Director Nominees. Each share is entitled to one vote, except in the election of Directors where a Shareholder may cumulate votes as to candidates nominated prior to voting, but only when a Shareholder gives notice of intent to cumulate votes prior to the voting at the Meeting. If any Shareholder gives such notice, all Shareholders may cumulate their votes for nominees. Under cumulative voting, each share carries as many votes as the number of Directors to be elected, and the Shareholder may cast all of such votes for a single nominee or distribute them in any manner among as many nominees as desired. In the election of Directors, the nine nominees receiving the highest number of votes will be elected. If your proxy is marked “Withhold” with regard to the election of any nominee, your shares will be counted toward a quorum but they will not be voted for or against the election of that nominee.

Other Matters. Approval of any other matter considered at the Meeting will require the affirmative vote of a majority of the shares present or represented by proxy and voting at the Meeting.

Broker Non-Votes. Broker non-votes will be included as “present” for the purpose of determining the presence of a quorum. A broker non-vote occurs under the stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given on a timely basis. Brokers may vote at their discretion on routine matters, such as the election of Directors, but not on non-routine matters.

How You Can Vote. Record Holders may vote by proxy or in person at the Meeting. To vote by proxy, you may select one of the following options:

Vote by Telephone. You can vote your shares by telephone by calling the toll-free telephone number shown on your Proxy Card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the Shareholder by using individual control numbers, which you will find on your Proxy Card. If you vote by telephone, you should NOT return your Proxy Card.

Vote by Internet. You can choose to vote on the Internet. The website for Internet voting is shown on your Proxy Card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate the Shareholder by using individual control numbers, which you will find on your Proxy Card. If you vote on the Internet, you should NOT return your Proxy Card.

If you vote by telephone or Internet, your vote must be received by 1:00 a.m. Central Time, on April 24, 2008 to ensure that your vote is counted. For Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) participants, your vote must be received by 1:00 a.m. Central Time, on April 22, 2008.

Vote by Mail. If you choose to vote by mail, simply mark your Proxy Card, date and sign it, and return it in the postage-paid envelope provided.

We have been advised by counsel that these telephone and Internet voting procedures comply with California law.

Revocation of Proxy. Record holders, who vote by proxy, whether by telephone, Internet or mail, may revoke that proxy at any time before it is voted at the Meeting. You may do this by: (a) signing another Proxy Card with a later date and delivering it to us prior to the Meeting or sending a notice of revocation to the Corporate

Secretary of Westamerica at 1108 Fifth Avenue, San Rafael, CA 94901; (b) voting at a later time by telephone or on the Internet prior to 1:00 a.m. Central Time, on April 24, 2008 (April 22, 2008 for ESOP participants); or (c) attending the Meeting in person and casting a ballot. If you hold shares in street name, you may change your vote by submitting new voting instructions to your broker or other nominee.

Additional Information

Householding. As permitted by the Securities Exchange Act of 1934 (the “Exchange Act”) only one copy of the Annual Report and the Proxy Statement is being delivered to Shareholders residing at the same address, unless such Shareholders have notified their bank, broker, Computershare Investor Services or other holder of record that they wish to receive separate mailings. If you are a beneficial holder and own your shares in street name, contact your broker, bank or other holder of record to discontinue householding and receive your own separate copy of Proxy Statements and Annual Reports in future years. If you are a registered holder and own your shares through Computershare Investor Services, contact Computershare toll-free at 877-588-4258 or in writing directed to Computershare Investor Services, 250 Royall Street, Mail Stop 1A, Canton, MA 02021 to discontinue householding and receive multiple Annual Reports and Proxy Statements in future years. To receive an additional Annual Report or Proxy Statement this year, contact Shareholder Relations at 707-863-6992.

At least one account at your address must continue to receive an Annual Report, unless you elect to receive future Annual Reports and Proxy Statements over the Internet. Mailing of dividends, dividend reinvestment statements, and special notices will not be affected by your election to discontinue duplicate mailings of the Annual Report and Proxy Statement. Regardless of householding, each Shareholder will continue to receive a separate Proxy Card and return envelope.

Electronic Access to Proxy Materials and Annual Reports. This Proxy Statement and the 2007 Annual Report are available on the Corporation’s Internet site at: www.westamerica.com/investor_relations/index.html If you hold your Westamerica common stock in street name through a broker, a bank or other nominee, you may have the option of securing your Proxy Statement and Annual Report over the Internet. If you vote this year’s proxy electronically, you may also be able to elect to receive future Proxy Statements, Annual Reports and other materials electronically by following the instructions given by your bank, broker, or other holder of record when you vote.

Stock Ownership

Security Ownership of Certain Beneficial Owners. Based on Schedule 13G filings, Shareholders beneficially holding more than 5% of Westamerica common stock outstanding as of December 31, 2007, in addition to those disclosed in the Security Ownership of Directors and Management below, were:

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned		Percent of Class
T. Rowe Price Associates, Inc. 1100 East Pratt Street, Baltimore MD 21202-1009	Common	2,900,946	(1)	9.80%

Neuberger Berman, Inc. 605 Third Avenue, New York, New York 10158	Common	2,754,286	(2)	9.39%

Barclays Global Investors, N.A. Barclays Global Fund Advisors 44 Fremont Street, San Francisco, CA 94105	Common	1,465,814	(3)	5.05%

(1)

The Schedule 13G disclosed that the reporting entity held sole voting power over 248,100 shares and sole dispositive power over 2,900,946 shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	The Schedule 13G disclosed that the reporting entity held sole voting power over 32,053 shares, shared voting power over 2,259,181 shares and shared dispositive power over 2,754,286 shares.
(3)

The Schedule 13G disclosed that the reporting entity, through its subsidiaries Barclays Global Fund Advisors and Barclays Global Investors, NA (“Barclays”), held sole voting power over 1,291,079 shares and sole dispositive power over 1,465,814 shares. The percent of class was computed by dividing the shares beneficially owned by Barclays, as noted above, by 29,017,805 shares outstanding on December 31, 2007.

Security Ownership of Directors and Management. The following table shows the number of common shares and the percentage of the common shares beneficially owned (as defined below) by each of the current Directors, by the Chief Executive Officer (“CEO”), by the Chief Financial Officer (“CFO”), and by the three other most highly compensated executive officers, and by all Directors and Officers of the Corporation as a group as of February 25, 2008. For the purpose of the disclosure of ownership of shares by Directors and Officers below, shares are considered to be “beneficially” owned if a person, directly or indirectly, has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership of shares within 60 days of February 25, 2008.

Amount and Nature of Beneficial Ownership

Name and Address**	Sole Voting and Investment Power		Shared Voting and Investment Power		Right to Acquire Within 60 days of Feb. 26, 2007		Total(1)	Percent of Class(2)
Etta Allen	10,753	(3)					10,753	*
Louis E. Bartolini	1,800						1,800	*
E. Joseph Bowler	17		25,867	(4)			25,884	0.1%
Arthur C. Latno, Jr.	3,259	(5)	0				3,259	*
Patrick D. Lynch	1,000		0				1,000	*
Catherine Cope MacMillan	6,300	(6)	0				6,300	*
Ronald A. Nelson	44,000		0				44,000	0.2%
David L. Payne	921	(7)	763,770	(8)	1,574,348		2,339,039	7.7%
Edward B. Sylvester	87,000		0				87,000	0.3%
John “Robert” A. Thorson	859	(9)	3,549	(10)	95,334	(11)	99,742	0.3%
Jennifer J. Finger	1,127		1,033		170,195	(11)	172,355	0.6%
Frank R. Zbacnik	36		9,215		49,262	(11)	58,513	0.2%
Dennis R. Hansen	0		20,348		93,561	(11)	113,909	0.4%
All 15 Directors and Executive Officers as a Group	157,176		825,211		2,092,629		3,075,016	9.9%

*	Indicates beneficial ownership of less than one-tenth of one percent (0.1%) of the Corporation’s Common Stock.
**	The address of all persons listed is 1108 Fifth Avenue, San Rafael, CA 94901.
(1)	None of the shares held by the Directors and Officers listed below have been pledged.
(2)

In calculating the percentage of ownership, all shares which the identified person or persons have the right to acquire by exercise of options are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3)	Includes 10,350 shares held in a trust as to which Mrs. Allen is trustee.
(4)	Includes 25,867 shares held in trust as to which Mr. Bowler is co-trustee with shared voting and investment power.
(5)	Includes 1,115 shares owned by Mr. Latno’s wife as to which Mr. Latno disclaims beneficial ownership.
(6)	Includes 5,000 shares held in a trust as to which Ms. MacMillan is trustee.
(7)	Includes 921 shares held in trusts under the California Uniform Gift to Minors Act for as to which Mr. Payne is custodian.
(8)

Includes 528,837 shares owned by Gibson Radio and Publishing Company, of which Mr. Payne is President and Chief Executive Officer, as to which Mr. Payne disclaims beneficial ownership, and 203,116 shares held in a trust as to which Mr. Payne is co-trustee with shared voting and investment power.

(9)	Includes 830 shares held in trusts under the California Uniform Gift to Minors Act as to which Mr. Thorson is custodian.
(10)	Includes 3,089 shares held in a living trust as to which Mr. Thorson is co-trustee with shared voting and investment power.
(11)

During 1996, the Corporation adopted the Westamerica Bancorporation Deferral Plan (the “Deferral Plan”) that allows recipients of Restricted Performance Shares (“RPS”) to defer receipt of vested RPS shares into succeeding years. Amounts shown include RPS shares that have been deferred into the Deferral Plan for the following accounts in amounts of: Ms. Finger—22,480 shares; Messrs. Thorson—1,670 shares; Zbacnik—6,460 shares; and Hansen—5,920 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s Directors and Executive Officers and persons who own more than 10% of a registered class of the Corporation’s equity securities to file with the SEC and NASDAQ initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation, and to send a copy to the Corporation.

To the Corporation’s knowledge and based solely on a review of the copies of reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements were timely complied with by Westamerica’s officers and Directors, except for an administrative error for Ms. Finger with respect to the vesting of a stock award and the granting of an stock option on January 25, 2007. The Form 4 was timely transmitted but rejected by the SEC for improper coding. Upon discovery of the rejection on January 31, 2007, a corrected Form 4 was immediately submitted.

BOARD OF DIRECTORS

Proposal 1 — Election of Directors

Nine Directors have been nominated for election at the Meeting to hold office for the ensuing year or until their successors are elected and qualified. The Proxies will vote for the nine nominees named below unless you give different voting instructions on your Proxy Card. Each nominee is presently a Director of the Corporation and has consented to serve a new term. The Board does not anticipate that any of the nominees will be unavailable to serve as a Director, but if that should occur before the Meeting, the Board reserves the right to substitute another person as nominee. The Proxies will vote for any substitute nominated by the Board of Directors. The Proxies may use their discretion to cumulate votes for election of Directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as they may determine at their discretion.

Nominees

The nominees for election as Directors are named and certain information with respect to them is given below. The information has been furnished to the Corporation by the respective nominees. All of the nominees have engaged in their indicated principal occupation for more than five years, unless otherwise indicated.

Name of Nominee	Principal Occupation	Director Since
Etta Allen	Mrs. Allen, 78, is President and owner of Allen Heating and Sheet Metal of Greenbrae, California, and President and owner of Sunny Slope Vineyard, Glen Ellen, California.	1988

Louis E. Bartolini	Mr. Bartolini, 75, retired in 1988 as a Vice President and financial consultant with Merrill Lynch, Pierce, Fenner & Smith, Inc. He currently devotes some of his time to serving on various community service boards.	1991

E. Joseph Bowler	Mr. Bowler, 71, retired in 2002 as Senior Vice President and Treasurer of the Corporation. Currently, he serves as a director and trustee of various non-profit community organizations.	2003

Arthur C. Latno, Jr.	Mr. Latno, 78, was an Executive Vice President for Pacific Telesis Group (formerly Pacific Telephone Co.) in San Francisco, California. Mr. Latno retired from that company in November of 1992. He currently devotes some of his time to serving on various community service boards.	1985

Patrick D. Lynch	Mr. Lynch, 74, currently serves as a consultant to several private high technology firms.	1986

Name of Nominee	Principal Occupation	Director Since
Catherine Cope MacMillan	Ms. MacMillan, 60, is General Counsel for Nob Hill Properties, Inc., the owner of the Huntington Hotel in San Francisco, California. Prior to 2000, she was President and owner of the Firehouse Restaurant in Sacramento, California.	1985

Ronald A. Nelson	Mr. Nelson, 65, was Executive Vice President of Charles M. Schulz Creative Associates, and a general partner in various Schulz partnerships through 1995. He has long been involved in the development of commercial property and also devotes time to personal investments and business consulting.	1988

David L. Payne	Mr. Payne, 52, is the Chairman of the Board, President and Chief Executive Officer of the Corporation. Mr. Payne is President and Chief Executive Officer of Gibson Printing and Publishing Company and Gibson Radio and Publishing Company, which are newspaper, commercial printing and real estate investment companies headquartered in Vallejo, California.	1984

Edward B. Sylvester	Mr. Sylvester, 71, is the President of Sylvester Engineering, Inc. which is a civil engineering and planning firm in Nevada City, California. Mr. Sylvester is also the Chairman of Nevada County Broadcasters which owns radio stations in Nevada and Yuba counties.	1979

THE BOARD RECOMMENDS ELECTION OF ALL NOMINEES.

Board of Directors and Committees

Director Independence

The Board of Directors has considered whether any relationships or transactions related to a Director were inconsistent with a Director’s independence. Based on this review, the Board has determined that E. Allen, L.E. Bartolini, E.J. Bowler, A.C. Latno, Jr., P.D. Lynch, C.C. MacMillan, R.A. Nelson, and E.B. Sylvester are “independent” Directors,“ as defined in NASDAQ rules.

Meetings

The Corporation expects all board members to attend all meetings, including the Annual Meeting of Shareholders, except for reasons of health or special circumstances. Last year all nine Directors attended the Annual Meeting. The Board held a total of 11 meetings during 2007. Every Director attended at least 75% of the aggregate of: (i) the Board Meetings held during that period in which they served; and (ii) the total number of meetings of any Committee of the Board on which the Director served.

Committees of the Board

Executive Committee:

Members: D.L. Payne, Chairman; A.C. Latno, Jr., P.D. Lynch and E.B. Sylvester.

Number of Meetings in 2007: Ten

Functions: The Board delegates to the Executive Committee any powers and authority of the Board in the management of the business affairs of the Corporation, which the Board is allowed to delegate under California law.

Audit Committee:

Members: R.A. Nelson, Chairman; L.E. Bartolini, E.J. Bowler, and C.C. MacMillan.

The Board of Directors has determined that all members are independent, as that term is defined by applicable rules of NASDAQ. The Board has also designated Mr. Nelson as the “Audit Committee financial expert” as defined by the rules of the SEC and is “financially sophisticated” under NASDAQ rules. In concluding that Mr. Nelson is the Audit Committee financial expert, the Board determined that he has:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and

•	an understanding of audit committee functions.

Designation of a person as an Audit Committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other Audit Committee member or any other Director and does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Number of Meetings in 2007: Five

Functions: The Audit Committee provides independent, objective oversight of the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independence and performance of the Corporation’s independent auditor as it performs audit, review or attest services, and the Corporation’s internal audit and control function. It selects and retains the independent auditors, reviews the plan and the results of the auditing engagement. It acts pursuant to a written charter that was amended by the Board on January 25, 2007 and was attached as an exhibit to the Proxy Statement for the 2007 Annual Meeting of Shareholders. The Audit Committee Report that follows below more fully describes the responsibilities and the activities of the Audit Committee.

Employee Benefits and Compensation Committee:

Members: P.D. Lynch, Chairman; E. Allen, A.C. Latno, Jr., and R.A. Nelson.

The Employee Benefits and Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised solely of Directors who are not current or former employees of Westamerica or any of its affiliates. They are independent as defined by NASDAQ rules.

Number of Meetings in 2007: Five

Functions: The Compensation Committee administers the Corporation’s Amended and Restated Stock Option Plan of 1995, the Tax Deferred Savings and Retirement Plan and the Profit Sharing Plan, the Westamerica Bancorporation and Subsidiaries Deferred Compensation Plan and the Westamerica Bancorporation Deferral Plan. It administers the Corporation’s compensation and reviews and reports to the Board the compensation level for executive officers, including the CEO, of the Corporation and its subsidiaries.

The Compensation Committee determines annual corporate performance objectives for equity compensation and cash bonuses and their related corporate, divisional and individual goals. Based on the CEO’s assessment of the extent, to which each executive officer met those objectives and goals, the Committee determines each executive officer’s annual equity compensation and cash bonus. The Compensation Committee also establishes the individual goals and targets for the CEO. All compensation recommendations of the Compensation Committee must be reviewed by the full Board of Directors. The role of the Compensation Committee is described in greater detail under the section entitled “Compensation Discussion and Analysis.”

The Compensation Committee does not have a charter, as it is not required by NASDAQ rules. The Compensation Committee has the authority to seek assistance from officers and employees of the Corporation as well as external legal, accounting and other advisors. It has not retained outside consultants for compensation advice, but can request assistance on an as needed basis. It does not delegate authority to anyone outside of the Compensation Committee. The Human Resources Department supports the Compensation Committee by fulfilling certain administrative duties regarding the compensation programs.

Nominating Committee:

Members: A.C. Latno, Jr., Chairman; P.D. Lynch, and E.B. Sylvester.

The Board of Directors has determined that all members are independent, as defined in NASDAQ rules.

Number of Meetings in 2007: One

Functions: The Nominating Committee is governed by a written charter, which was amended January 25, 2007 and was attached as an exhibit to the Proxy Statement for the 2007 Annual Meeting of Shareholders The Nominating Committee screens and recommends qualified candidates for Board membership. This Committee recommends a slate of nominees for each Annual Meeting. As part of that process, it evaluates and considers all candidates submitted by Shareholders in accordance with the Corporation’s bylaws, and considers each existing Board member’s contributions. The Committee applies the same evaluation standards whether the candidate was recommended by a Shareholder or otherwise.

Nominating Directors: The Nominating Committee will consider Shareholder nominations submitted in accordance with Section 2.14 of the Bylaws of the Corporation. That section requires, among other things, that nominations be submitted in writing and must be received by the Corporate Secretary at least 45 days before the anniversary of the date on which the Corporation first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders. If the date for the current year’s Annual Meeting changes more than 30 days from the date on which the prior year’s meeting was held, the Corporation must receive notice a reasonable time before the Corporation mails its proxy materials for the current year.

Nominations must include the following information:

The principal occupation of the nominee;

The total number of shares of capital stock of the Corporation that the Shareholder expects will be voted for the nominee;

The name and address of the notifying Shareholder; and

The number of shares of capital stock of the Corporation owned by the notifying Shareholder.

The Committee has specified the following minimum qualifications it believes must be met by a nominee for a position on the Board:

•	Appropriate personal and professional attributes to meet the Corporation’s needs;

•	Highest ethical standards and absolute personal integrity;

•	Physical and mental ability to contribute effectively as a Director;

•	Willingness and ability to participate actively in Board activities and deliberations;

•	Ability to approach problems objectively rationally and realistically;

•	Ability to respond well and to function under pressure;

•	Willingness to respect the confidences of the Board and the Corporation;

•	Willingness to devote the time necessary to function effectively as a Board member;

•	Possess independence necessary to make unbiased evaluation of management performance;

•	Be free of any conflict of interest that would violate applicable law or regulation or interfere with ability to perform duties;

•	Broad experience, wisdom, vision and integrity;

•	Understanding of the Corporation’s business environment; and

•	Significant business experience relevant to the operations of the Corporation.

Loan and Investment Committee:

Members: E.B. Sylvester, Chairman; E. Allen, A.C. Latno, Jr. and C.C. MacMillan.

Number of Meetings in 2007: Ten

Functions: This Committee reviews major loans, investment policies, and monitors the Community Reinvestment Act compliance.

DIRECTOR COMPENSATION

The following table and footnotes provide information regarding the compensation paid to the Corporation’s non-employee members of the Board of Directors in the fiscal year 2007. Directors who are employees of the Corporation receive no compensation for their services as Directors.

Director Compensation Table for Fiscal Year 2007

Name (1)	Fees Earned Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	Total
Etta Allen	36,200	24,250	60,450
Louis E. Bartonini	30,200	283	30,483
E. Joseph Bowler	30,200	0	30,200
Arthur C. Latno, Jr.	43,300	0	43,300
Patrick D. Lynch	38,050	0	38,050
Catherine Cope MacMillan	36,200	0	36,200
Ronald A. Nelson	34,450	0	34,450
Carl R. Otto(3)	5,300	5,254	10,554
Edward B. Sylvester	38,450	4,643	43,093

(1)

Non-employee directors did not receive options or stock awards. During 2007, non-employee Directors of the Corporation each received an annual retainer of $14,000. Each non-employee Director received $1,200 for each meeting of the Board attended and $600 for each Committee meeting attended. The Chairman of each Committee received an additional $250 for each Committee meeting attended. All non-employee Directors are reimbursed for expenses incurred in attending Board and Committee meetings. The Chairman of the Board, David L. Payne, is compensated as an employee and did not receive any compensation as a director. The Deferred Compensation Plan allows non-employee Directors to defer some or all of their Director compensation with interest earnings credited on deferred compensation accounts.

(2)

The amount shown is the interest on Nonqualified Deferred Compensation that exceeds 120% of the long-term Applicable Federal Rate, with compounding, on all cash compensation deferred in 2007 and in previous years.

(3)	Mr. Carl R. Otto passed away on February 11, 2007.

Westamerica Bancorporation does not have a charitable donations program for Directors nor does it make donations on behalf of any Director(s). The Corporation may make a nominal donation through its Community Relations program to non-profit organizations where a Director(s) may have an affiliation.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The Compensation Committee governs the executive compensation program that combines three compensation elements: base salary, annual non-equity cash incentives, and long-term stock grants.

Several compensation philosophies and practices underlie this program:

•	Base salaries for participants in this program should be limited to foster an environment where incentive compensation motivates and rewards corporate, divisional, and individual performance.

•

Incentive compensation (annual non-equity cash incentives and long-term stock grants) is based on measurement of performance against pre-established objective measurable goals. Specific criteria for each objective are established for “threshold,” “target,” and “outstanding” performance. On any one measure, performance below “threshold” results in no credit for that objective. “Threshold” performance results in a 75% achievement, “target” performance results in 100% achievement, and “outstanding” performance results in 150% achievement. The performance achievement level determines the size of incentive compensation awards.

•	Long-term incentive stock grants will be awarded to senior management if the corporate performance level is rated “threshold” or better. The purpose of long-term incentive grants is to:

•	motivate senior management to focus on long-term performance;

•	build equity ownership among Westamerica’s senior management;

•	link Shareholder interests to management incentives, and

•	create ownership mentality among senior management.

Establishing Incentive Levels, Determining Objectives and Measuring Performance

In administering the executive compensation program, the Compensation Committee determines “target” incentives for each position annually. The Compensation Committee exercises discretion in establishing “target” incentives in an effort to provide competitive pay practices while motivating and rewarding performance that benefits the Corporation’s long-term financial performance and Shareholder interests.

At the beginning of each calendar year, the Compensation Committee establishes annual corporate performance objectives. In establishing corporate performance objectives, the Compensation Committee takes into consideration the current operating environment for the commercial banking industry as well as internal management policies and practices which would, in the Compensation Committee’s opinion, benefit the long-term interests of the Corporation and its Shareholders. The Compensation Committee monitors the banking industry’s operating environment throughout the ensuing year, and may exercise discretion in adjusting corporate performance objectives during the year.

The operating environment for the commercial banking industry is impacted by myriads of factors including, but not limited to, local, national and global economic conditions, interest rate levels and trends, monetary policies of the Federal Reserve Board and its counterparts in other countries, fiscal policies of the United States government and other global political conditions, liquidity in capital markets, the demand for capital by commercial enterprises and consumers, new financial products, competitive response to changing conditions within the industry, trade balances, the changing values of real estate, currencies, commodities, and other assets, and other factors.

Management policies and practices the Board considers in establishing corporate performance objectives include, but are not limited to, management of the Corporation’s balance sheet and product pricing in a manner which will provide consistent growth in long-term financial results for Shareholders, growth in financial products offered by the Corporation, adherence to internal controls, management of the credit risk of Corporation’s loan portfolio, the results of internal, regulatory and external audits, service quality delivered to the Corporation’s customers, service quality of “back office” support departments provided to those offices and departments directly delivering products and services to the Corporation’s customers, maintenance of operating policies and procedures which remain appropriate for risk management in a dynamic environment, timely and efficient integration of acquired companies, operational efficiencies, and capital management practices.

RPS shares represent awards of Westamerica’s common stock subject to achievement of performance objectives established by the Compensation Committee. The Amended and Restated Plan of 1995 (“Amended Stock Option Plan”) defines the performance factors the Board must use in administering RPS grants as one or more of the following: earnings, diluted earnings per share, revenue and revenue per diluted share, expenses, share price, return on equity, return on equity relative to the average return on equity for similarly sized institutions, return on assets, return on assets relative to the average return on assets for similarly sized institutions, efficiency ratio (operating expenses divided by operating revenues), net loan losses as a percentage of average loans outstanding, nonperforming assets, and nonperforming assets as a percentage of total assets.

In addition to establishing corporate performance objectives, the Compensation Committee also establishes individual goals for the CEO. In regard to the other executives named in the accompanying tables, the CEO recommends divisional and individual performance objectives to the Compensation Committee, which considers, discusses, adjusts as necessary, and adopts such performance objectives.

At the beginning of each calendar year, the Compensation Committee reviews corporate, divisional, and individual performance against the performance objectives for the year just completed. After thorough review and deliberation, the Compensation Committee determines the recommended amount of individual cash incentives and stock-based incentive awards. The Compensation Committee reports such incentives to the Board of Directors. Meetings of the Compensation Committee and Board of Directors routinely occur in January, immediately following the closure of the calendar year for which performance is measured for incentive compensation purposes.

Stock Grants

Long-term stock grants may only be awarded under Shareholder approved stock-based incentive compensation plans. The Amended Stock Option Plan was approved by Shareholders on April 24, 2003. The Amended Stock Option Plan amended the Corporation’s Stock Option Plan of 1995, which was previously approved by Shareholders on April 25, 1995. The Corporation’s Proxy Statement dated March 17, 2003, as filed with the Securities and Exchange Commission (the “SEC”) on that date, summarizes the Amended Stock Option Plan’s changes from the predecessor plan. Such changes included:

•	disallowing re-pricing stock options for poor stock performance;

•	limiting the number of shares that may be awarded, and;

•

requiring the Compensation Committee to meet the definition of independence to enable any award intended to qualify as “performance based compensation” to meet Section 162(m) of the Internal Revenue Code.

The Amended Stock Option Plan allows four types of stock-based compensation awards:

Incentive Stock Options (“ISO”) allow the optionee to buy a certain number of shares of Westamerica common stock at a fixed price, which is established on the date of the option grant. ISOs are intended to meet the requirements of Section 422 of the Internal Revenue Code which provide advantages if certain conditions are met. If the optionee holds the acquired stock for the designated holding period, the optionee defers the timing of recognizing taxable income related to exercising the ISO. If the optionee complies with the ISO requirements, the Corporation does not receive a corporate tax deduction related to the shares issued.

Nonqualified Stock Options (“NQSO”) also give the optionee the option to buy a certain number of shares of Westamerica common stock at a fixed price, which is established on the date of grant. Unlike ISOs, NQSO do not allow deferral of taxable income for the optionee. At the time NQSO are exercised, the optionee incurs taxable income equal to the spread between the exercise price and the market price of the stock, and the Corporation receives a corporate tax deduction in the same amount.

Stock Appreciation Rights (“SAR”) provide the holder a cash payment equal to the difference between the fair market value of the Corporation’s common stock on the date the SAR is surrendered and the fair market value of the Corporation’s common stock on the date the SAR was granted. The optionee incurs taxable income at the time the SAR is settled and the Corporation receives a corporate tax deduction in the same amount.

Restricted Performance Share Grants (“RPS”), as noted above, are awards of the Corporation’s common stock that are subject to the achievement of performance objectives. Award recipients receive shares at the end of the performance measurement period only if performance objectives are achieved. The award recipient incurs taxable income at the time any RPS vests and the Corporation receives a corporate tax deduction in the same amount.

Determination of Awards to Grant

In determining which type of stock-based compensation awards to grant, the Compensation Committee considers the attributes of each form of incentive. For example, the ability to motivate management to make decisions based on the long-term interests of Shareholders, the desire to compensate with shares rather than cash, and the tax consequences of each type of award. The Compensation Committee retains the latitude to utilize all forms of incentives provided under the Amended Stock Option Plan. In the current and preceding years, the Compensation Committee has utilized NQSO and RPS based on the motivational aspects of stock price appreciation, the settlement in shares rather than cash, and the preservation of tax deductions for the Corporation. At February 25, 2008, the Corporation had no ISO or SAR awards outstanding.

Determination of Option Exercise Price

The Amended Stock Option Plan also requires the exercise price of each NQSO or ISO to be no less than one hundred percent (100%) of the fair market value of the Corporation’s common stock on the date of grant. As described above, the Amended Stock Option Plan does not allow re-pricing stock options for poor stock performance.

Stock-based compensation awards are submitted by the Compensation Committee to the full Board of Directors for review. As described above, these meetings have routinely occurred in the January immediately following the closure of the calendar year for which performance is measured for incentive compensation purposes. The Compensation Committee meeting has routinely been held during the same week as the related Board of Directors meeting. These January meetings follow by no more than ten business days, the Corporation’s public disclosure of its financial earnings results for the preceding year. As a result, stock option grants are awarded, and the exercise price of such grants are determined, at a time when the Corporation has broadly disseminated its financial condition and current operating results to the public. The Corporation’s outstanding stock option grants are dated, and related stock option exercise prices are determined, on the January dates the Compensation Committee and Board of Directors meet approve such grants.(1)

Long-Term Incentive Attributes

The Board of Directors has designated the Compensation Committee as the administrator of the Amended Stock Option Plan. The Compensation Committee reports to the Board the terms and conditions of stock option awards. In carrying out this responsibility, the Compensation Committee designs such awards as long-term incentives. The terms and conditions of currently outstanding awards include:

•

NQSO vest one-third (1/3) on each anniversary of the grant date. As such, NQSO grants become fully vested over a three-year period. NQSO grants expire on the tenth anniversary of the grant date. The Corporation does not pay dividends on shares underlying NQSO grants until the optionee exercises the option and the shares are outstanding on a dividend record date.

•

RPS awards vest three years following the grant date, only if corporate performance objectives are achieved over the three-year period. The Corporation does not pay dividends on RPS shares until vesting occurs and shares awarded become outstanding on or before a dividend record date.

Compensation for the Chairman, President & CEO

Mr. Payne performs two functions for the Corporation. These two functions tend to be compensated separately at similarly sized banking institutions. Mr. Payne serves as Chairman of the Board and Chief Executive Officer with responsibilities including oversight of the organization and external strategic initiatives. Mr. Payne also serves as President and Chief Operating Officer with responsibilities including daily management of internal operations. Mr. Payne’s total compensation reflects these broad responsibilities. Consistent with the overall compensation philosophy for senior executives, Mr. Payne’s compensation has a greater amount of pay at-risk through incentives than through base salary. Since Mr. Payne is compensated as an executive, he is not eligible to receive compensation as a director.

(1)

Due to merger and acquisition activity, the Corporation converts stock option grants outstanding for acquired companies based on the terms and conditions of related merger agreements. The dating of such converted stock options generally remains as originally dated by the acquired company. As a result, the Corporation at times has options outstanding related to acquisitions with grant dates different from its routine stock option granting practices.

As noted on page 28 of the proxy under the Pension Benefits Table, during 1997 the Corporation entered into a nonqualified pension agreement (“Pension Agreement”) with Mr. Payne in consideration of Mr. Payne’s agreement that RPS granted in 1995, 1996 and 1997 would be canceled. In entering the Pension Agreement, the Board of Directors considered the following:

•

Mr. Payne had a significant beneficial interest in Corporation common stock, which was more than adequate to continue to provide motivation for Mr. Payne to continue managing the Corporation in the best interests of Shareholders.

•

In 1997, the Corporation had consummated its largest acquisition, with significant total asset growth of approximately 51 percent. One of the Board’s objectives was to provide a compensation mechanism providing retention features for Mr. Payne. Retention of Mr. Payne as President and Chief Executive Officer was desired following the Corporation’s significant growth. The RPS shares surrendered for the Pension Agreement were scheduled to vest on dates in 1998, 1999 and 2000, while the Pension Agreement was not fully vested until December 31, 2002. Additionally, the 20-year certain pension provided under the Pension Agreement commences upon Mr. Payne’s attainment of age 55, while Mr. Payne was age 42 at the time of entering the Pension Agreement.

•	The economic value of the surrendered RPS and the Pension Agreement were considered equivalent based on actuarial assumptions.

Compensation Awarded to Named Executive Officers

Base salaries for participants in the executive compensation program are generally limited to foster an environment where incentive compensation motivates and rewards corporate, divisional, and individual performance. As such, base pay increases are generally infrequent and limited.

The non-equity cash incentive formula has the following components:

“Target” Cash Incentive	X	Composite Corporate, Divisional and Individual Performance Level	=	Cash Incentive Award

In structuring performance goals for the named executive officers, the Compensation Committee emphasizes goals, which if achieved, will benefit the overall Corporation. As such, senior management level positions have high relative weighting on corporate objectives, and divisional leadership positions also have significant weighting on divisional objectives. The “target” cash incentive and the weighting of goals for the named executive officers for 2007 performance were as follows:

	“Target” Cash	Goal Weighting
	Incentive	Corporate	Divisional	Individual
Mr. Payne	381,000	80%	––	20%
Mr. Thorson	82,000	55%	25%	20%
Ms. Finger	82,000	55%	25%	20%
Mr. Zbacnik	60,500	55%	35%	10%
Mr. Hansen	73,900	55%	35%	10%

The Compensation Committee establishes corporate goals with the intent to balance current profitability with long-term stability of the Corporation and its future earnings potential. The 2007 corporate performance goals related to current year “profitability” included return on equity, return on assets and diluted earnings per share. The performance goals designed to maintain the long-term stability of the Corporation include “quality” and “control” components. The “quality” measures include loan portfolio quality measures (classified loans and other real estate owned, non-performing loans and other real estate owned, and net loan losses to average loans) and service quality measures (external service quality to customers and internal service quality of support departments and branches). The “control” measures include non-interest expense to revenues (efficiency ratio), the level of non-interest expenses, and below satisfactory internal audit results. By maintaining both current year “profitability” goals and longer-term “quality” and “control” goals, Management has a dis-incentive to maximize current earnings and the expense of longer-term results.

For 2007, the Compensation Committee anticipated a difficult operating environment with a higher than usual degree of uncertainty based on economic conditions and competitive trends in the banking industry. As a result, the Committee determined to establish only “target” performance goals for the current year and to exercise a certain degree of judgment in reviewing performance against the “target” corporate performance goals.

The Compensation Committee monitors the banking industry’s operating environment throughout the year, and may exercise discretion in adjusting the corporate performance objectives. The Compensation Committee determined the 2007 operating environment was generally characterized as follows:

•

Economic growth was firm in the first half of the year. However, credit markets deteriorated in the second half due to issues in the sub-prime mortgage markets. The Federal Reserve began easing monetary policies and deploying various tactics to address weakening economic conditions.

•

The interest rate “yield curve” remained flat or inverted throughout the first half of the year, providing little opportunity for adequate profitability between intermediate term interest rates on financial assets and shorter term interest rates on financial liabilities. Competitive interest rates and liberalized underwriting standards on commercial loan products remained in the market place for much of the year reducing the quality of loans available to the Corporation. Competitive deposit pricing intensified, particularly in higher cost deposit products, due to reduced liquidity in credit markets.

The Compensation Committee also considered management’s response to the current operating environment including:

•	In Management’s judgment, incremental loan, investment and deposit business would not benefit the Corporation’s profitability over the longer term.

•

Management chose to limit loan growth and did not replace liquidating investment securities as interest rate spreads were not considered adequate to provide appropriate levels of long-term profitability.

•

Management maintained conservative loan underwriting practices to maintain the credit quality of the Corporation’s loan portfolio, which reduced the Corporation’s opportunities for loan growth due to trends in competitive underwriting practices.

The Compensation Committee chose to make adjustments to actual results to take into account the impact of the operating environment and various non-recurring non-operating transactions such as Visa litigation liability accruals, life insurance gains, tax refunds, and gains from the sale of real estate. The goals for 2007 “target” corporate performance and adjusted actual results were:

	Performance “Target”	Adjusted Actual Results
Profitability Goals:
Return on average shareholders’ equity	22.7%	22.9%
Return on average assets	1.99%	2.01%
Diluted earnings per share	$3.14	$3.09

Quality Goals:
Classified loans and other real estate owned	$25 million	$25 million
Non-performing loans and other real estate owned	$6.2 million	$5.7 million
Net loan losses to average loans	0.06%	0.11%
Service quality	Improving	Improving

Control Goals:
Non-interest expense to revenues (efficiency ratio)	40.0%	39.7%
Non-interest expenses	$103.1 million	$98.9 million
Below satisfactory internal audits	none	none

In reviewing the operating environment, management’s response to the operating environment, and adjusted results compared to “target” performance goals, the Compensation Committee determined corporate performance to be 115.2% of target goals.

As described above, divisional and individual goals are used in conjunction with corporate performance goals to determined cash bonus awards.

In addition to daily management responsibilities, Mr. Payne’s individual goals included:

•	Management of non-interest income projects;

•	Completion of comprehensive strategic planning process;

•	Activities related to merger and acquisition opportunities;

•	Review of internal controls and risk management practices, and;

•	External communication objectives.

Based on individual performance against these goals, the Committee determined Mr. Payne’s individual performance to be 130%. As a result, Mr. Payne’s composite corporate and individual performance level was 118%.

In addition to routine on-going divisional responsibilities, Mr. Thorson managed the Finance Division toward functional goals, which included:

•	Service quality improvements with external vendors and internal departments;

•	Comprehensive review of divisional systems and technology;

•	Manage the conversion of incentive compensation software, and;

•	Support adoption of new SEC disclosure requirements.

Based on the Finance Division’s results, the Committee determined divisional performance to be 119%.

In addition to daily management responsibilities, Mr. Thorson’s individual goals included:

•	Personnel recruitment, development, and succession planning to meet the long-term objectives of the Corporation;

•	Administer the strategic planning process;

•	Review, assess and recommend changes to processes applied to meet the objectives of the Sarbanes-Oxley Act of 2002, and;

•	Review regulatory relationships and respond to regulatory inquiries.

Based on individual performance against these goals, the Committee determined Mr. Thorson’s individual performance to be 131%. As a result, Mr. Thorson’s composite corporate, divisional, and individual performance level was 119%.

In addition to routine on-going divisional responsibilities, Ms. Finger managed the Treasury Division toward functional goals, which included:

•	Investment portfolio management;

•	Manage completion of Community Reinvestment Act investment goals;

•	Manage the asset and liability management process, including funds management;

•	Manage the daily funding of operations, and;

•	Administer career development practices within the division.

Based on the Treasury Division’s results, the Committee determined divisional performance to be 116%.

In addition to daily management responsibilities, Ms. Finger’s individual goals included:

•	Meeting goals for merchant credit card processing revenues and losses;

•	Personnel recruiting and development for merchant credit card processing operations;

•	Financial analysis of merger and acquisition opportunities, and;

•	Management of any corporate litigation.

Based on individual performance against these goals, the Committee determined Ms. Finger’s individual performance to be 128%. As a result, Ms. Finger’s composite corporate, divisional and individual performance level was 118%.

In addition to routine on-going divisional responsibilities, Mr. Zbacnik managed the Credit Division toward functional goals which included:

•	Credit quality trends including net loan charge-offs, non-performing assets, delinquent loans, and classified and criticized loans;

•	Maintain consistency of loan underwriting across all lines of business;

•	Updating and reinforcing customer service standards;

•	Updating divisional policies and procedures, and;

•	Ensuring compliance with banking regulations.

Based on the Credit Division’s results, the Committee determined divisional performance to be 113%.

In addition to daily management responsibilities, Mr. Zbacnik’s individual goals included:

•	Personnel development, recruitment, and succession planning to meet the long-term objectives of the Corporation;

•	Providing superior service quality to the Banking Division, and;

•	Preparation for regulatory examinations.

Based on individual performance against these goals, the Committee determined Mr. Zbacnik’s individual performance to be 119%. As a result, Mr. Zbacnik’s composite corporate, divisional and individual performance level was 115%.

In addition to routine on-going divisional responsibilities, Mr. Hansen managed the Operations and Systems Division toward functional goals, which included:

•	Management of non-interest expense levels;

•	Managing non-interest income improvements;

•	Improving and maintaining quality of services provided by divisional departments to branch offices;

•	Staff development, and;

•	Management of operational risk management initiatives.

Based on the Operations and Systems Division’s results, the Committee determined divisional performance to be 114%.

In addition to daily management responsibilities, Mr. Hansen’s individual goals included:

•	Developing divisional management succession plans;

•	Managing the re-alignment of the division;

•	Reviewing and updating divisional service quality standards, and;

•	As the newly appointed division manager, conduct an orderly transition to his management of the division.

Based on individual performance against these goals, the Committee determined Mr. Hansen’s individual performance to be 100%. As a result, Mr. Hansen’s composite corporate, divisional and individual performance level was 113%.

Based on the above described performance against objectives, the Committee determined cash incentive awards as follows:

	“Target” Cash Incentive	X	Composite Corporate Divisional and Individual Performance Level	=	Cash Incentive Award
Mr. Payne	381,000		118%		450,000
Mr. Thorson	82,000		119%		97,800
Ms. Finger	82,000		118%		96,700
Mr. Zbacnik	60,500		115%		69,300
Mr. Hansen	73,900		113%		84,500

The size of stock grants is determined by corporate performance using the stated formula. For achievement of corporate performance in 2007, the following stock grants were awarded in January 2008:

	“Target” Nonqualified Stock Option Grant	X	Corporate Performance Level	=	Nonqualified Stock Option Award
Mr. Payne	—		115.2%		—
Mr. Thorson	20,100		115.2%		23,148
Ms. Finger	20,100		115.2%		23,148
Mr. Zbacnik	16,400		115.2%		18,851
Mr. Hansen	18,200		115.2%		20,930

	“Target” RPS Grant	X	Corporate Performance Level	=	RPS Award
Mr. Payne	8,200		115.2%		9,440
Mr. Thorson	2,500		115.2%		2,850
Ms. Finger	2,500		115.2%		2,850
Mr. Zbacnik	2,000		115.2%		2,310
Mr. Hansen	2,200		115.2%		2,560

RPS awards vest three years following the grant date, only if certain corporate performance objectives achieved over the three-year period. In January 2008, the Compensation Committee evaluated the three-year corporate performance objectives were met for RPS awards granted in January The performance objectives for the RPS granted in January 2005 included:

•	3-year cumulative diluted earnings per share (EPS);

•	3-year average of annual return on average total assets (ROA);

•	3-year average of annual return on average shareholders’ equity relative to industry average ROE (ROE differential);

•	Ending non-performing assets to total assets (NPA); and

•	3-year average of annual growth in revenues per share (RevPS growth).

The RPS would vest if any one of the following performance results were achieved:

•	4 of 5 objectives reaching “threshold” performance level;

•	3 of 5 objectives reaching “target” performance level, and;

•	2 of 5 objectives reaching “outstanding” performance level.

The goals and achieved results were:

	Threshold	Target	Outstanding	Result
EPS	$10.00	$10.40	$10.85	Below Threshold
ROA	2.10%	2.15%	2.20%	Threshold
ROE differential	3.0%	3.5%	4.5%	Outstanding
NPA	0.50%	0.35%	0.20%	Outstanding
RevPS growth	4.0%	5.0%	6.0%	Below Threshold

With two of the five goals achieved at “outstanding” performance level, the Compensation Committee determined the RPS shares awarded in 2005 were vested upon achievement of three year goals.

Nonqualified Deferred Compensation Programs

The Corporation maintains nonqualified deferred compensation programs to provide senior and mid-level executives facilities to defer compensation in excess of the annual limits imposed on the Corporation’s “401(k)” plan. The Corporation believes these tax deferral programs enhance loyalty and motivate retention of executives. These programs allow executives to defer cash pay and RPS shares upon vesting. The programs also allow Directors to defer Director fees.

•

Cash pay deferred in the program accumulates in accounts in the names of the participating Directors and executives. The Corporation credits the balance of these accounts with interest using an interest rate that approximates the crediting rate on corporate-owned life insurance policies, which finance the cash pay deferral program. Deferrals and interest credits represent general obligations of the Corporation.

•

The common stock the Corporation issues to executives upon the vesting of RPS grants may be deferred into the program and deposited into a “Rabbi Trust.” Since these shares are outstanding shares of Corporation’s common stock, the Corporation pays dividends on these shares at the same rate paid to all shareholders. The shares held in the “Rabbi Trust” are subject to claims by the Corporation’s creditors.

Employment Contracts

None of the executives named in the accompanying tables have employment contracts with the Corporation.

Compensation in the Event of a Change in Control

The banking industry has significant merger and acquisition activity. To promote retention of senior executives, unvested NQSO and RPS grants contain “change in control” provisions, which trigger full vesting upon a change in control. The Compensation Committee determined that these provisions were appropriate in order to retain executives to continue managing the Corporation after any change in control was announced through its ultimate consummation. Since none of the named executive officers have entered employment contracts with the Corporation, they serve in an “at-will” capacity and could terminate their employment at any time. The Compensation Committee felt it would be in the best interests of shareholders to have a retention mechanism in place to provide continuity of management during a change in control process. Further, the Committee expects the named executive officers would be terminated by an acquiring institution rather than retained in a similar functional capacity.

The Corporation also maintains a Severance Payment Plan covering all employees to promote employee retention. The Severance Payment Plan provides salary continuation benefits for employees in the event of a change in control. The amount of salary continuation benefits is based on years of service and corporate title, but in no event exceed the equivalent of one times annual salary. All named executive officers are eligible for one year’s salary under the plan.

Other

Internal Revenue Code (“IRC”) Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Corporation in any year with respect to certain of the Corporation’s highest-paid executives. Certain “performance-based compensation” is not counted toward this limit. The Corporation intends generally to qualify compensation paid to executive officers for deductibility under the IRC, including Section 162(m), but reserves the right to pay compensation that is not deductible under Section 162(m).

Board Compensation Committee Report

We, the Compensation Committee of the Board of Directors of the Corporation, have reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussion, we have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December, 31, 2007.

Submitted by the Employee Benefits and Compensation Committee

Patrick D. Lynch, Chairman

Etta Allen

Arthur C. Latno, Jr.

Ronald A. Nelson

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Corporation or any of its subsidiaries, or entered into (or agreed to enter into) any transaction or series of transactions with the Corporation or any of its subsidiaries with a value in excess of $120,000. None of the executive officers of the Corporation has served on the Board of Directors or on the Compensation Committee of any other entity, where one of that entity’s executive officers served either on the Board of Directors or on the Compensation Committee of the Corporation.

Summary Compensation Table

The following table sets forth summary compensation information for the year ended December 31, 2007 for the chief executive officer, chief financial officer and each of the other three most highly compensated executive officers as of the end of the last fiscal year. These persons are referred to as named executive officers elsewhere in this proxy statement.

SUMMARY COMPENSATION TABLE

			Stock	Option	Non-Equity Incentive Plan	Change in Pension Value and Nonqualified Deferred Compensation	All Other
Name and Principal Position	Year	Salary	Awards (1)	Awards (2)	Compensation (3)	Earnings (4)	Compensation (5)(6)	TOTAL
David L. Payne	2007	$371,000	$0	$550,833	$450,000	$0	$19,330	$1,391,163
Chairman,	2006	371,000	0	1,128,333	450,000	0	22,607	1,971,940
President & CEO

John “Robert” A. Thorson	2007	135,000	88,327	116,477	97,800	10,216	17,083	464,903
SVP & Chief	2006	135,000	90,996	96,938	97,200	9,286	13,398	442,818
Financial Officer

Jennifer J. Finger	2007	129,996	99,536	133,043	96,700	8,785	16,978	485,038
SVP & Treasurer	2006	129,996	124,328	128,450	96,800	7,124	18,315	505,013

Frank R. Zbacnik	2007	120,960	80,753	108,033	69,300	12,435	15,844	407,325
SVP & Chief	2006	120,960	100,908	104,353	69,300	11,235	16,990	423,746
Credit Administrator

Dennis R. Hansen	2007	130,008	51,634	84,685	84,500	7,463	29,571	387,861
SVP	2006	130,008	32,729	65,094	84,200	6,559	29,571	348,161

(1)

Stock Awards represent RPS shares as described in the Compensation Discussion & Analysis. The amounts shown represent the amount of employee compensation expense recognized in the Corporation’s financial statements in each calendar year for grants outstanding during each year. The amount expensed is based on the market value of Westamerica common stock. The Corporation recognizes expense for RPS grants over each grant’s three-year vesting period.

(2)

The Corporation adopted the fair value recognition provisions of Financial Accounting Standards (Standards (123 revised 2004) (“SFAS 123(R)”) on a modified retrospective basis effective January 1, 2006. The amounts shown represent the amount of employee compensation expense recognized in the Corporation’s financial statements in each calendar year for unexercisable grants outstanding each year. The amount expensed is based on fair values determined at dates of grant. To derive that fair value, a trinomial option-pricing model was used. See the notes accompanying the Corporation’s annual financial statements for the assumptions used and derived fair values.

(3)	The amounts shown are non-equity incentive compensation only. No interest or other form of earnings was paid on the compensation.
(4)

The amounts include interest paid on deferred cash compensation to the extent the interest exceeds 120% of the long-term Applicable Federal Rates with compounding. The Corporation has no defined benefit pension plan. Mr. Payne has a pension agreement, which is discussed under “Pension Benefits.”

(5)

Each of the above named executive officers received less than $10,000 of aggregate perquisites and personal benefits, except for Mr. Hansen who received a car allowance of $12,000. All other compensation includes Corporation contributions to defined contribution plans (401(k) and Profit Sharing), and amounts added to taxable wages using IRS tables for the cost of providing group term life insurance coverage that is more than the cost of $50,000 of coverage. It also includes the dollar value of the benefit to Mr. Payne for the portion of the premium payable by the Corporation with respect to a split dollar life insurance policy (projected on an actuarial basis), and a bonus paid to Mr. Payne in the amount of his portion of the split dollar life insurance premium.

Based on the compensation disclosed in the Summary Compensation Table, approximately 28% of total compensation comes from base salaries. See Compensation Analysis and Discussion for more details.

Grants Of Plan-Based Awards Table for Fiscal Year 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Stock Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair
Name	Grant date	Threshold $	Target $	Maximum $	or Units(1)	Options(2)	($/Share)(2)	Value(3)
David L. Payne	1/25/07	0	$381,000	$571,500	—	—	—	—
	1/25/07	—	—	—	0	—	—	—
	1/25/07	—	—	—	—	0	—	—

John “Robert” A. Thorson	1/25/07	0	82,000	123,000	—	—	—	—
	1/25/07	—	—	—	2,690	—	$0	$130,169
	1/25/07	—	—	—	—	22,204	48.39	133,668

Jennifer J. Finger	1/25/07	0	82,000	123,000	—	—	—	—
	1/25/07	—	—	—	2,690	—	0	130,169
	1/25/07	—	—	—	—	22,204	48.39	133,668

Frank R. Zbacnik	1/25/07	0	60,500	90,750	—	—	—	—
	1/25/07	—	—	—	2,180	—	0	105,490
	1/25/07	—	—	—	—	17,996	48.39	108,336

Dennis R. Hansen	1/25/07	0	73,900	110,850	—	—	—	—
	1/25/07	—	—	—	2,420	—	0.0	117,104
	1/25/07	—	—	—	—	19,882	48.39	119,690

(1)	Includes RPS grants. There is no dollar amount of consideration paid by any executive officer on the grant or vesting date of an award.
(2)	Includes NQSO grants with an exercise price of not less than 100% of fair market value as of the date of grant.
(3)

The Corporation adopted the fair value recognition provisions of SFAS 123(R) effective January 1, 2006. Accordingly, the grant date fair value for NQSO awards are is calculated in accordance with SFAS 123(R). RPS grants are valued at the closing market price on the date of grant.

The material terms of the NQSO’s listed in the table are as follows:

•	Options vest ratably over three years beginning one year from date of grant;

•	Options expire 10 years following grant date;

•	Exercise price is 100% of fair market value as defined in the Amended Stock Option Plan;

•	Dividends are not paid on unexercised options;

•	Vesting ceases upon termination of employment, whatever the reason, except if vesting is accelerated as described below;

•	Vested options may be exercised within 90 days of termination of employment and within one year upon death or disability; and

•	Accelerated vesting occurs upon dissolution or liquidation of the Corporation or sale of all assets to another corporation or a tender offer for 5% or more of outstanding stock.

The material terms of the RPS grants are as follows:

•	The performance and vesting period is three years;

•	Multiple performance goals are established by the Compensation Committee for each grant;

•	Compensation Committee may revise the goals upon significant events;

•	Three-year performance criteria are limited to those provided in the Amended Stock Option Plan, as described on page 13;

•	Accelerated vesting occurs upon dissolution or liquidation of the Corporation or sale of all assets to another entity or a tender offer for 5% or more of outstanding stock;

•	No dividends are paid or accrued prior to settlement or deferral delivery of shares which takes place approximately two months after vesting.

Outstanding Equity Awards Table at Fiscal Year-End 2007

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
David L. Payne	192,090	—	$34.56250	1/28/09
	261,500	—	24.00000	1/25/10
	168,780	—	39.40625	1/25/11
	250,000	—	38.74000	1/23/12
	250,000	—	40.75000	1/23/13
	250,000	—	49.61000	1/22/14
	166,667	83,333	52.53900	1/26/15

John “Robert” A. Thorson	12,300	—	24.00000	1/25/10
	11,510	—	39.40625	1/25/11
	11,090	—	38.74000	1/23/12
	11,770	—	40.75000	1/23/13
	10,830	—	49.61000	1/22/14
	9,600	4,800	52.53900	1/26/15
	6,146	12,291	52.56000	1/26/16
	0	22,204	48.39000	1/25/17	6,790	$302,495

Jennifer J. Finger	6,790	—	34.56250	1/28/09
	24,026	—	24.00000	1/25/10
	22,670	—	39.40625	1/25/11
	21,840	—	38.74000	1/23/12
	21,310	—	40.75000	1/23/13
	17,300	—	49.61000	1/22/14
	11,867	5,933	52.53900	1/26/15
	7,534	15,066	52.56000	1/26/16
	0	22,204	48.39000	1/25/17	7,740	344,817

Frank R. Zbacnik	14,040	—	49.61000	1/22/14
	9,600	4,800	52.53900	1/26/15
	6,146	12,291	52.56000	1/26/16
	0	17,996	48.39000	1/25/17	6,280	279,774

Dennis R. Hansen	13,200	—	34.56250	1/28/09
	8,300	—	24.00000	1/25/10
	11,510	—	39.40625	1/25/11
	11,090	—	38.74000	1/23/12
	10,820	—	40.75000	1/23/13
	8,790	—	49.61000	1/22/14
	6,000	3,000	52.53900	1/26/15
	3,817	7,632	52.56000	1/26/16
	0	19,882	48.39000	1/25/17	3,750	167,063

(1)

Option Awards vest ratably over three years beginning one year from date of grant. Options expiring in 2015 fully vest in January 2008. Options expiring in 2016 will fully vest in January 2009. Options expiring in 2017 fully vest in January 2010.

(2)

RPS shares fully vest three years from date of grant if performance goals are met as follows: Ms. Finger—2,550 shares vest in January 2008, 2,500 shares vest in January 2009 and 2,690 shares vest in January 2010; Messrs Thorson—2,070 shares vest in January 2008, 2,030 shares vest in January 2009 and 2,690 shares vest in January 2010; Zbacnik—2,070 shares vest in January 2008, 2,030 shares vest in January 2009 and 2,180 shares vest in January 2010; and Hansen—670 shares vest in January 2008, 660 shares vest in January 2009 and 2,420 shares vest in January 2010.

Option Exercises And Stock Vested Table for Fiscal Year 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
David L. Payne	192,090	$2,067,040	0	0

John “Robert” A. Thorson	6,000	157,375	1,540	$74,521

Jennifer J. Finger	0	0	2,700	130,653	(1)

Frank R. Zbacnik	0	0	2,190	105,974	(1)

Dennis R. Hansen	8,700	125,874	710	34,357	(1)

(1)

Amounts represent value upon vesting of RPS shares. Ms. Finger and Messrs. Zbacnik and Hansen deferred receipt of RPS shares upon vesting into a rabbi trust for either two years or until termination under the Westamerica Deferral Plan. Dividends are paid in cash during deferral period and distributions are paid in stock.

Pension Benefits

Name	Plan Name	Present Value of Accumulated Benefit
David L. Payne	Non-Qualified Pension Agreement	$5,078,700

During 1997, the Corporation entered into a nonqualified pension agreement with Mr. Payne in consideration of Mr. Payne’s agreement that RPS awards granted in 1995, 1996 and 1997 would be canceled. In January 2000, the Compensation Committee, based on the Corporation’s achievement of certain performance goals which had first been established for Mr. Payne’s 1995, 1996 and 1997 RPS awards, determined Mr. Payne’s annual pension would be $511,950. The pension will be paid to Mr. Payne for 20 years commencing at age 55.

The discount rate used to determine the present value is 6.50%, as used by the Corporation in determining benefit obligations for its post employment retirement benefits as of December 31, 2007. The obligation is an unfunded general obligation of the Corporation.

Nonqualified Deferred Compensation Table for Fiscal Year 2007

Name	Executive Contributions in Last Fiscal Year(1)(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions(4)	Aggregate Balance at Last Fiscal Year End
David L. Payne	$0	$0	$0	$0

John “Robert” A. Thorson	33,030	31,261	(77,368)	680,672

Jennifer J. Finger	219,417	(62,731)	(29,655)	1,528,066

Frank R. Zbacnik	168,900	27,317	(8,041)	1,027,746

Dennis R. Hansen	80,019	5,424	(7,810)	708,510

(1)	Aggregate balance of deferred compensation reported as compensation prior to 2007 is as follows; Ms. Finger — $1,401,035; Messrs. Thorson — $693,750; Zbacnik — $839,570; and Hansen — $630,877.
(2)

RPS shares deferred upon vesting in 2007 were recognized as compensation expense in the Corporation’s financial statements and disclosed as compensation in the Summary Compensation Table prior to 2007 and are therefore excluded from the Summary Compensation Table for Fiscal Year 2007. Non-equity incentive plan compensation deferred in 2007 was earned in 2006 and disclosed as compensation in the Summary Compensation Table for 2006 and is therefore excluded from the Summary Compensation Table for Fiscal year 2007.

(3)

Includes change in value of deferred RPS shares, dividends earned on deferred RPS shares, and interest earned on deferred cash compensation. The amounts included in Summary Compensation Table for Fiscal Year 2007 on page 24 are as follows: Ms. Finger — $8,785; Messrs. Thorson — $10,216; Zbacnik — $12,435; and Hansen — $7,463

(4)	Includes dividends paid on deferred RPS shares and delivery of RPS shares pursuant to executive’s elections at the time of deferral.

Under the Westamerica Bancorporation and Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”), officers and Directors may defer up to 100% of their Director’s compensation, salary and/or non-equity incentive compensation (cash bonus) into a non-qualified, unfunded deferred compensation program. The interest rate paid during 2007 was 7.5%. The interest rate may be changed annually. Interest is compounded semi-monthly. Participants choose in advance from the following distribution commencement dates: termination of employment, January 1 following termination of employment, or a specific date at least five years from date of deferral.

Payment is made in a lump sum unless the participant chooses a four-year, five-year, or ten-year annual installment.

Under the Westamerica Bancorporation Deferral Plan, 100% of vested RPS grants may be deferred. Dividends paid on such issued and outstanding shares are paid in cash to the deferral participants, and are paid at the same rate as is paid to all other shareholders. The distribution of deferred RPS shares occurs at least two years after deferral, one month following termination, or the January 1 immediately following termination as elected by the participant at the time of deferral.

Potential Payments Upon Termination or Change in Control

Payments to be made to the named executive officers in the event of termination of employment or change in control are described below.

Termination

Vested NQSOs may be exercised within 90 days of termination and within one year of death or disability. RPS shares vest if the Compensation Committee determines performance goals are met. Terminated employees will receive vested RPS shares if the settlement date of the RPS grant occurs within 90 days of termination. Employees separating from service due to death, disability or retirement are eligible to receive a pro rata portion of granted RPS shares if the Compensation Committee determines that the performance goals are likely to be met for the grant period. The pro rata basis is determined by the number of full years of the grant period completed before date of death, disability or retirement.

Deferred compensation account balances are distributed upon termination, the January 1 following termination, or a specific date at least five years from the date of deferral. Payment is made in a lump sum or in annual payments for four, five or ten years as elected by the participant at the time of deferral. RPS deferrals are delivered two years from date of deferral, one month following termination, or the January 1 immediately following termination as elected by the participant at the time of deferral.

Change in Control

A change in control is defined under the Amended Stock Option Plan as Shareholder approval of a dissolution or liquidation of the Corporation or a sale of substantially all of the Corporation’s assets to another corporation, or a tender offer for 5% or more of the Corporation’s outstanding common stock or a merger in which the Corporation’s shareholders before the merger hold less than 50% of the voting power of the surviving corporation after the merger.

In the event of a change in control, unvested NQSOs and RPS shares immediately vest. The value of in-the-money options and RPS shares subject to accelerated vesting for each of the named executive officers is as follows: Ms. Finger: $344,817 ; Messrs. Payne: $0 , Thorson: $302,495 , Zbacnik: $279,774 , and Hansen: $167,063 . The value is computed by multiplying the difference between the market value on December 31, 2007, the last business day of 2007, and the exercise price of each option by the number of shares subject to accelerated vesting.

Under the Corporation’s Severance Payment Plan executive officers receive six weeks pay for every year or partial year of service up to a maximum of one year’s base salary (see Summary Compensation Table for Fiscal Year 2007 for annual base salary for all named executive officers). All named executive officers have met the service requirement for one year’s base salary. Severance pay is paid on a semi-monthly basis, but a lump sum may be paid at the discretion of the Corporation.

Certain Relationships and Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving or disapproving all related party transactions required to be disclosed by Item 404 of Regulation S-K for potential conflicts of interest. Additionally, the Corporation’s Code of Conduct and Ethics provides rules that restrict transactions with affiliated persons.

Certain of the Directors, executive officers and their associates have had banking transactions with subsidiaries of the Corporation in the ordinary course of business. With the exception of the Corporation’s Employee Loan Program, all outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Corporation, did not involve more than a normal risk of collectibility, and did not present other favorable features. As part of the Employee Loan Program, all employees, including executive officers, are eligible to receive mortgage loans with interest rates one percent (1%) below Westamerica Bank’s prevailing interest rate at the time of loan origination. Westamerica Bank makes all loans to executive officers under the Employee Loan Program in compliance with the applicable restrictions of Section 22(h) of the Federal Reserve Act. Messrs. Hansen, Payne and Thorson have mortgage loans through this Program. The largest aggregate amount of principal during 2007 was $301,839, $554,742 and $441,729, respectively. The principal amount outstanding at December 31, 2007 was $295,158, $540,634 and $423,621, respectively. The amount of principal paid during 2007 was $6,681, $14,108, and $18,108, respectively. The amount of interest paid during 2007 was $10,831, $15,764 and $15,737, respectively. The rate of interest payable on the loan is 3.625%, 2.875% and 3.625% respectively. Mr. Hansen also has a $99,000 line of credit. The largest amount of principal outstanding during 2007 was $91,178. The amount of principal paid during 2007 was $104,364, and the principal amount outstanding at December 31, 2007 was $0. The amount of interest paid during 2007 was $2,009. The variable rate of interest payable on the line of credit is Wall Street Journal Prime minus 0.5%

INDEPENDENT AUDITORS

The Audit Committee has appointed KPMG LLP (“KPMG”) as the Corporation’s independent auditors for the 2008 fiscal year. KPMG has served as auditors of the Corporation since 1987. In making the determination to reappoint KPMG as the Corporation’s independent auditors, the Audit Committee will considered whether the providing of services by KPMG, other than audit services, is compatible with maintaining the independence of the outside auditors.

The Corporation expects representatives of KPMG to attend the Annual Meeting of Shareholders. KPMG will respond to appropriate questions from Shareholders and have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed to the Corporation by KPMG with respect to services performed for fiscal 2007 and 2006 are as follows:

	2007	2006
Audit fees (1)	$715,000	$790,900
Audit related fees	0	0
Tax fees	0	0
All other fees	0	0

	$715,000	$790,900

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of any public accounting firm engaged by the Corporation for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. Any accounting firm appointed by the Corporation reports directly to the Audit Committee.

The Audit Committee must pre-approve all auditing services and permitted non-audit services by its independent auditors and the fees to be paid by the Corporation for these services, except for those fees qualifying for the “de minimis exception” which provides that the pre-approval requirement for certain non-audit services may be waived if certain expressed standards and requirements are satisfied prior to completion of the audit under certain conditions. This exception requires that the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenue paid to the audit firm by the Corporation during the fiscal year in which the services are provided; at the time of the engagement, the Corporation did not recognize such services to be non-audit services, and; such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee. During fiscal year 2007, there were no non-audit services that were approved using this exception.

The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals of non-audit services and fees. In such event, the decisions of the member or members of the committee regarding pre-approvals are presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved 100% of all services performed on behalf of the Corporation by KPMG during fiscal year 2007.

(1)

Audit fees consisted of fees billed by KPMG for professional services rendered for the audit of the Corporation’s consolidated financial statements, reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q, and the audit of the Corporation’s internal controls over financial reporting. The audit fees also relate to services such as consents, and audits of mortgage banking subsidiaries.

AUDIT COMMITTEE REPORT

The material in this report is not soliciting material and is not deemed filed with the SEC. It is not incorporated by reference in any of the Corporation’s filings under the Securities Act of 1933 or the Exchange Act, whether made in the past or in the future even if any of those filings contain any general incorporation language.

The Audit Committee is composed of four Directors who are neither officers nor employees of the Corporation, and who meet the NASDAQ independence requirements for Audit Committee members. The Audit Committee selects, appoints and retains the Corporation’s independent auditors and is responsible for their compensation and oversight.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors. The auditors express an opinion on the conformity of the Corporation’s annual financial statements to generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for the fiscal year 2007 and discussed them with management and with KPMG, the Corporation’s independent auditors.

Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management also represented that it performed an assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, and that internal control over financial reporting was effective. The Audit Committee discussed with the auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended, including the auditors’ judgment about the quality as well as the acceptability of the Corporation’s accounting principles, as applied in its financial reporting.

The auditors also provided to the Audit Committee the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees). The Audit Committee discussed with auditors the firm’s independence.

Based on the Audit Committee’s discussion with management and the independent auditors, the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Submitted by the Audit Committee

Ronald A. Nelson, Chairman

Louis E. Bartolini

E.J. Bowler

Catherine C. MacMillan

Shareholder Proposal Guidelines

To be considered for inclusion in the Corporation’s Proxy Statement and form of proxy for next year’s Annual Meeting, Shareholder proposals must be delivered to the Corporate Secretary of the Corporation, 1108 Fifth Avenue, San Rafael, CA 94901, no later than 5:00 p.m. on November 14, 2008. However, if the date of next year’s Annual Meeting is changed by more than 30 days from the date of this year’s Meeting, the notice must be received by the Corporate Secretary a reasonable time before we begin to print and mail our Proxy Statement. All such proposals must meet the requirements of Rule 14a-8 under the Exchange Act.

In order for business, other than a Shareholder proposal submitted for the Corporation’s Proxy Statement, to be properly brought before next year’s Annual Meeting by a Shareholder, the Shareholder must give timely written notice to the Secretary of the Corporation. To be timely, written notice must be received by the Secretary of the Corporation at least 45 days before the anniversary of the day our Proxy Statement was mailed to Shareholders in connection with the previous year’s Annual Meeting. If the date of the current year’s Annual Meeting has been changed by more than 30 days, the deadline is a reasonable time before we begin to mail our Proxy Statement. A Shareholder’s notice must set forth a brief description of the proposed business, the name and residence address of the Shareholder, the number of shares of the Corporation’s common stock that the Shareholder owns and any material interest the Shareholder has in the proposed business.

Westamerica reserves the right to reject, to rule out of order, or to take other appropriate action with respect to any proposal that does not comply with these and other applicable legal requirements.

Shareholder Communication to Board of Directors

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to: Kris Irvine, VP/Corporate Secretary, Westamerica Bancorporation A-2M, P.O. Box 1200, Suisun City, CA 94585. The Directors have established procedures for the handling of communications from Shareholders and other interested parties and have directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the responsibility of one of the Board Committees are to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to management. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any Director who wishes to review them.

Other Matters

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically referred to in this proxy statement. If any other matters should properly come before the Meeting or any postponement or adjournment of the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best business judgment. If a nominee for director becomes unavailable to serve as a Director, the proxies will vote for any substitute nominated by the Board of Directors.

The Corporation will pay the cost of proxy solicitation. The Corporation has retained the services of Georgeson to assist in the proxy distribution at a cost not to exceed $2,000 plus reasonable out-of-pocket expenses. The Corporation will reimburse banks, brokers and others holding stock in their names or names of nominees or otherwise, for reasonable out-of-pocket expenses incurred in sending proxies and proxy materials to the beneficial owners of such stock.

BY ORDER OF THE BOARD OF DIRECTORS

Kris Irvine
VP/Corporate Secretary

Dated: March 14, 2008

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 22, 2008.
Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold	+
01 - E. Allen	☐	☐	02 - L. Bartolini	☐	☐	03 - E.J. Bowler	☐	☐

04 - A. Latno, Jr.	☐	☐	05 - P. Lynch	☐	☐	06 - C. MacMillan	☐	☐

07 - R. Nelson	☐	☐	08 - D. Payne	☐	☐	09 - E. Sylvester	☐	☐

B
Change of Address — Please print new address below.							Meeting Attendance
							Mark box to the right if you plan to attend the Annual Meeting.		☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title. Receipt is hereby acknowledged of the Proxy Statement for the Meeting and the Corporation’s Annual Report for 2007.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Dear Participant:	March 14, 2008

As a participant in the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (the “Plan”), you have an interest in the Annual Meeting of Shareholders of Westamerica Bancorporation which will be held on Thursday, April 24, 2008 (the “Meeting”). You may direct the Trustee of the Plan how to vote all full and fractional shares of Westamerica Bancorporation stock standing to the credit of your individual account(s) (from the Supplemental Retirement Plan Account, Employer Matching Contributions and Employee Contributions) as of February 25, 2008.

For your information, we sent to your household a copy of the Proxy Statement and the Annual Report supplied to shareholders of Westamerica Bancorporation. The Proxy Statement describes one proposal to be voted on by the shareholders of Westamerica Bancorporation at the meeting. The Board of Directors of Westamerica Bancorporation recommends a vote FOR ALL NOMINEES. Please instruct the Trustee how to vote on this proposal by indicating your selection on the reverse of this Proxy card.

If the Trustee does not receive written instructions from you before 1:00 a.m., Central Time. on April 22, 2008, it will vote all the shares for which you are entitled to provide instruction in the same proportion as shares for which instructions are received. Under the terms of the Plan, with respect to fractional shares in plan accounts (from the Supplemental Retirement Plan Account, Employer Matching Contribution and Employee Contributions), the Trustee may pool the results of instructions received from all participants to whom fractional shares have been allocated and vote such shares accordingly.

The Trustee may also use its discretion in voting on any other business which may properly be brought before the Meeting (or any postponement or adjournment thereof) that was not specified in the Notice of Annual Meeting of Shareholders. Please instruct the Trustee how to vote your shares. A return envelope is enclosed for your convenience.

Sincerely yours,
Kris Irvine
VP/Corporate Secretary.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Westamerica Bancorporation

Voting Instructions

TO THE TRUSTEE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WESTAMERICA BANCORPORATION

For the Annual Meeting of Shareholders on April 24, 2008.

The undersigned holder hereby authorizes and instructs the Trustee of the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan to represent and vote, as designated below, all shares of Common Stock of Westamerica Bancorporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Fairfield Center for Creative Arts, 1035 West Texas Street, Fairfield, California at 11:00 a.m. Pacific Time on Thursday, April 24, 2008 and any postponement or adjournment thereof.

These voting instructions to the Trustee, when properly executed, will be voted as directed herein by the undersigned shareholder. If no instructions are received, the Trustee will vote all of the shares for which you are entitled to provide instruction in the same proportion as shares for which instructions are received. The Trustee may vote according to its discretion on any other matter which may properly come before the meeting.

PLEASE MARK, SIGN, DATE, AND MAIL THESE VOTING INSTRUCTIONS PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed on the other side)

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 22, 2008.
Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold	+
01 - E. Allen	☐	☐	02 - L. Bartolini	☐	☐	03 - E.J. Bowler	☐	☐

04 - A. Latno, Jr.	☐	☐	05 - P. Lynch	☐	☐	06 - C. MacMillan	☐	☐

07 - R. Nelson	☐	☐	08 - D. Payne	☐	☐	09 - E. Sylvester	☐	☐

B
Change of Address — Please print new address below.							Meeting Attendance
							Mark box to the right if you plan to attend the Annual Meeting.		☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title. Receipt is hereby acknowledged of the Proxy Statement for the Meeting and the Corporation’s Annual Report for 2007.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Meeting Ticket Request Instructions

WESTAMERICA BANCORPORATION ANNUAL MEETING OF SHAREHOLDERS

11:00 A.M. PACIFIC TIME, THURSDAY, APRIL 24, 2008, FAIRFIELD CENTER FOR CREATIVE ARTS, FAIRFIELD, CALIFORNIA

You can avoid registration lines by obtaining tickets in advance. If you plan to attend the Meeting, please mark the “I Plan to Attend the Meeting” box on your Proxy Card and return it in the enclosed preaddressed return envelope to Computershare Investor Services, P.O. Box 43102, Providence RI 02940-5068. You will be mailed a ticket entitling admission.

Because of seating limitations, your ticket is valid for admission of up to two people. If you desire additional tickets, please call Westamerica Bancorporation at (707) 863-6809.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Westamerica Bancorporation

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WESTAMERICA BANCORPORATION

for the Annual Meeting of Shareholders on April 24, 2008

The undersigned holder hereby authorizes A. Latno, Jr., R. Nelson and E. Sylvester, each with full power of substitution, to represent and vote, as designated on the reverse side, all shares of Common Stock of Westamerica Bancorporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Fairfield Center for Creative Arts, 1035 West Texas Street, Fairfield, California at 11:00 a.m. Pacific Time on Thursday, April 24, 2008 upon the matters set forth on the reverse side of this Proxy and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This Proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is indicated, this Proxy will be voted FOR all nominees and in the discretion of the Proxies on all other matters which may properly come before the meeting.

PLEASE MARK, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed on the other side)